EXHIBIT 10.02

July 18, 2014

Re: Transition Promises, Release of Claims and Solicitation of Employees (“Transition Letter”)

Dear Nikesh:

Pursuant to our discussions, we have agreed that your employment with Google Inc. (“Google” or “the Company”) will end effective September 7, 2014. As we discussed, your last day of work in your current position as Senior Vice President at the Company will be August 1, 2014. Effective August 1, 2014 through September 7, 2014, you will be performing services as an Advisor for the Company upon request (the “Advisory Period”). You agree to make yourself available as requested to perform these services for the Company during the Advisory Period; provided that you may perform services for Softbank as long as you are not an employee of Softbank at such time and such services do not materially interfere with you duties during the Advisory Period. Your employment with the Company will end on September 7, 2014 (the “Termination Date”). To assist you in your transition, we will make the following promises to you conditioned on your agreement with the terms of this letter, including the general release of claims and the non-solicitation agreement:

i.
You will continue to be paid your salary and will be eligible for benefits and vest in equity through the Termination Date. All stock options that have vested on or before the Termination Date will continue to be exercisable, and all Google Stock Units (GSUs) that have vested on or before the Termination Date will be settled, pursuant to their terms.

ii.
You may characterize your departure from the Company as voluntary and communicate the same to your team and peers, however, any written communications related to your departure must be pre-approved by Google’s Communications representative; provided, however, that such communications shall not include any communications generated by Softbank on or before October 17, 2014 relating to your new position with Softbank.

iii.
On the Termination Date, the Company will forgive repayment of the $8,000,000 bonus that was approved by the Leadership Development and Compensation Committee of the Company’s Board of Directors, and reported on a Form 8-K with the U.S. Securities and Exchange Commission, on April 26, 2012 (the “Bonus”); provided, however, that the Company’s forgiveness of your repayment of the Bonus is expressly conditioned on your execution of another general release of claims covering the time period from the date you execute this letter and your actual termination date. A sample, non-execution copy of the

Severance and Release Letter is attached hereto for your review. A final execution copy will be provided to you closer to your actual termination date.

Release of Claims. You understand and agree that the benefits outlined herein, except for those to which you are already entitled, are provided to you in consideration for the covenants undertaken and the releases contained in this Transition Letter. You, on your own behalf, and on behalf of your respective heirs, family members, executors, and assigns, hereby unconditionally and irrevocably release the Company and its current and former officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Released Parties”), from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the date you execute this Transition Letter (the “Released Claims”). The Released Claims include, without limitation: any and all claims arising from or relating to your employment relationship with the Company and the termination of that relationship; any and all claims for wrongful discharge of employment, termination in violation of public policy, constructive discharge, negligent hiring, retention or supervision, quantum meruit, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion; any and all claims for wages, bonuses, commissions, overtime, vacation pay, severance pay, or any other form of compensation of any kind; any and all claims for discrimination, harassment, and retaliation; and any all claims for attorneys’ fees and costs. The Released Claims include, without limitation, any and all claims arising under any federal, state or municipal constitution, statute, regulation, ordinance, and common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, 42 U.S.C. section 1981, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, and the Equal Pay Act.
The Released Claims, however, do not include: claims that may not be waived by private agreement without judicial or governmental supervision; claims for workers’ compensation benefits or unemployment insurance benefits; claims arising under this Transition Letter; any rights or claims that cannot be waived as a matter of law; or any rights you may have to indemnification by the Company on account of your role as an officer or under any fiduciary policy maintained by the Company.
You understand the provisions of this release and acknowledge your agreement to its terms is knowing and voluntary.
You agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Transition Letter.

Waiver of Unknown Claims. Your release of claims is intended to release all Released Claims, even if you are aware of them, and even if knowledge of the existence of the claims would have materially affected your acceptance of this Transition Letter. Accordingly, you waive the protection of California Civil Code Section 1542 and any other analogous rule or principle of law. Section 1542 states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Solicitation of Employees. To the fullest extent permitted under applicable law, during your employment with Google and for twelve months immediately following its termination for any reason, whether voluntary or involuntary, with or without cause, you will not directly or indirectly solicit any of the Company’s employees to leave their employment, other than the one individual who served in the role as your administrative assistant at Google on July 17, 2014.

Confidentiality. The existence of and provisions of the Transition Letter shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever, including but not limited to any reference to its existence, meaning, importance, value or comparative value; provided, however, you may disclose this Transition Letter to your spouse or domestic partner (if any), attorney, accountant, tax preparer, and financial advisor, and you may also disclose this Transition Letter insofar as such disclosure is required by law or in connection with filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or comparable federal, state or local agency. You specifically agree that your obligation to maintain the confidentiality of this Transition Letter is a material term of this Transition Letter without which the Company would not have entered into this Transition Letter. Therefore, you agree that a violation of the terms of this provision will obligate you to repay the Bonus in full in accordance with its terms; provided, however, that the Company and you agree that it will not be a violation of the terms of this provision for you to disclose the information with respect to the waiver of the tenure-based repayment requirement in the Bonus as contained in the Form 8-K filed with the U.S. Securities and Exchange Commission on July 17, 2014 (the “Form 8-K”), but only to the extent that such disclosure is limited to the language set forth in Item 5.02 of the Form 8-K. Nothing in this paragraph shall prejudice the Company’s ability to recover damages for the breach of any other provision of this Transition Letter.

Travel Expenses/Taxes. Prior to your Termination Date, the Company will provide you with a summary of the amount of imputed income that will be added to your compensation with respect to personal travel on Company aircraft during 2014. You are responsible for applicable taxes and withholdings on that imputed income on or before your Termination Date.

If this Transition Letter, including the Release of Claims, Confidentiality and Solicitation of Employees provisions are acceptable to you, please indicate your acceptance of the above terms by signing this below by 12:00 p.m. on July 18, 2014 and returning it to Laszlo Bock.  In the event that you reject this offer, your employment may be terminated in advance of the anticipated termination date outlined above, within the Company’s sole discretion, and the Bonus must be repaid in full in accordance with its terms.

Sincerely,
Google Inc.

/s/ Laszlo Bock

Laszlo Bock
Senior Vice President, People Operations

By my signature below, I acknowledge that I have carefully reviewed and considered this Transition Letter; that I have had the opportunity to consult with counsel of my choosing before signing this Transition Letter; that I understand the terms of the Transition Letter; and that I voluntarily agree to them.

/s/ Nikesh Arora
_________________________________________________________________________________
Signature

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